EXHIBIT 99.1
CONTACTS:
Rick D. Puckett, EVP and CFO (704) 557-8021
Russell G. Allen, Director — Planning & IR (704) 557-8219
FOR IMMEDIATE RELEASE
LANCE REPORTS SALES OF $187.4 MILLION — UP 28% FOR THE FIRST QUARTER 2006
REPORTS EARNINGS OF $0.01 PER SHARE EXCLUDING ONE-TIME CHARGES AND A LOSS OF
$0.03 PER SHARE INCLUDING ONE-TIME CHARGES; REAFFIRMS FISCAL 2006 ESTIMATES
CHARLOTTE, NC, April 28, 2006 — Lance, Inc. (Nasdaq: LNCE) today reported a net loss of $0.8 million or $0.03 per share, on a diluted basis, for the quarter ended April 1, 2006. Excluding the one-time Tom’s acquisition related costs in the first quarter, earnings would have been $0.01 per diluted share for the quarter. In addition, due to the fact that Tom’s was not fully integrated in the first quarter, operating costs related to that business remained high, impacting earnings from a normalized level. The one-time charges for the Tom’s acquisition were due primarily to costs related to retention payments and were consistent with the Company’s estimate previously provided on February 9, 2006. Net income for the first quarter of 2005 was $3.3 million, or $0.11 per diluted share.
The Company reported net sales for the quarter of $187.4 million, an increase of 28% over prior year net sales of $146.8 million. Branded sales were up 31% and non-branded sales were up 22%. The growth in branded sales was driven by incremental Tom’s business as well as continued strength in the core product categories of sandwich crackers and kettle cooked potato chips. The increase in non-branded sales reflected incremental business provided by the Tom’s acquisition as well as continued momentum in other core private label products.
Comments from Management
“I’m very pleased with the execution of our key initiatives in the first quarter,” said David V. Singer, President and Chief Executive Officer. “Integration of the Tom’s acquisition is on track and meeting our expectations, and we continue to deliver solid revenue performance in our core branded and non-branded categories. I’m especially proud of the way employees throughout the Company responded to the significant amount of change faced in the first quarter. These changes included IT system conversions in four plants, consolidation of administrative functions, realignment of most of our DSD routes and adjustments to our warehousing and transportation processes. The enthusiasm, dedication and sharp focus of our employees has been the driving force behind our ability to execute on our priorities and will be the cornerstone of our success. As we move into the second quarter, we will continue to focus on the successful integration of the Tom’s acquisition, maintaining sales momentum in sandwich crackers and salty snacks and executing on our supply chain restructuring plan.”
Company Reaffirms Fiscal 2006 Guidance
The Company reaffirmed its full year 2006 projection for net sales of approximately $750 to $775 million, and its estimate of earnings per diluted share of approximately $0.65 to $0.70, including one-time charges. One-time charges of approximately $0.05 to $0.08 per diluted share are expected due to Tom’s acquisition related costs, primarily in the first and second quarters.
Dividend Declared
The Company also announced the declaration of a regular quarterly cash dividend of $0.16 per share on the Company’s common stock. The dividend is payable on May 19, 2006, to stockholders of record at the close of business on May 10, 2006.
Conference Call
Lance, Inc. has scheduled a conference call discussion with investors at 9:00 a.m. eastern time on Friday, April 28, 2006 to discuss first quarter financial results. To participate in the call, the dial-in numbers are (800) 789-3681 for U.S. callers and (706) 634-1425 for international callers. The access code is “LANCE.” A continuous replay of the call will be available beginning at 12:00 p.m. on April 28th and running through midnight May 5th. The replay telephone number is (800) 642-1687. The international number is (706) 645-9291. The replay access code is 7621600. A web-based replay of the conference call will also be available in the investor relations section of Lance’s web site, www.lance.com.

About Lance, Inc.
Lance, Inc. manufactures and markets snack foods throughout much of the United States and portions of Canada.
This news release contains statements which may be forward looking within the meaning of applicable securities laws. The statements may include projections regarding future earnings and results which are based upon the Company’s current expectations and assumptions, which are subject to a number of risks and uncertainties. Factors that could cause actual results to differ, including price competition, industry consolidation, raw material costs, food industry factors, effectiveness of sales and marketing activities, interest rate, foreign exchange rate, and credit risks, acquisition integration and divestitures are discussed in the Company’s most recent Form 10-K filed with the Securities and Exchange Commission.
This press release presents measures not derived in accordance with generally accepted accounting principles (“GAAP). Such measures should not be considered substitutes for any measures derived in accordance with GAAP and may also be inconsistent with similar measures presented by other companies. Reconciliation of these non-GAAP measures to the most nearly comparable GAAP measures, if applicable, is presented in the attached pages.

LANCE, INC.
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(in thousands, except share and per-share amounts)
(unaudited)

	For the Quarter Ended
	April 1, 2006	March 26, 2005
	(13 Weeks)	(13 Weeks)
Net sales and other operating revenue	$187,440	$146,804
Cost of sales	106,271	79,422

Gross margin	81,169	67,382

Selling, marketing and delivery	67,887	52,433
General and administrative	11,639	7,915
Provisions for employees’ retirement plans	2,022	1,441
Amortization of intangibles	38	—
Other, net	119	33

Earnings/(Loss) before interest and income taxes	(536)	5,560

Interest expense, net	669	543

Earnings/(Loss) before income taxes	(1,205)	5,017
Income taxes	(440)	1,747

Net income/(Loss)	$(765)	$3,270

Earnings/(Loss) per share:
Basic	$(0.03)	$0.11
Diluted	$(0.03)	$0.11
Weighted average shares outstanding:
Basic	29,933,000	29,699,000
Diluted	30,362,000	30,060,000

LANCE, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(in thousands)
(unaudited)

	April 1,	December 31,
	2006	2005
Assets:
Cash and cash equivalents	$2,927	$3,543
Accounts receivable	63,937	59,088
Inventories	40,793	36,409
Deferred income tax	9,704	10,160
Assets held for sale	3,020	3,020
Prepaid expenses and other	8,913	7,405

Total Current Assets	129,294	119,625
Property plant and equipment, net	187,493	186,093
Goodwill and other intangibles, net	59,242	59,873
Other assets	3,034	3,488

Total Assets	$379,063	$369,079

Liabilities and Equity:
Current portion of long-term debt	$55,714	$36,000
Accounts payable	25,391	20,378
Other current liabilities	53,886	59,672

Total Current Liabilities	134,991	116,050

Long-term debt	—	10,215
Other liabilities	40,621	41,105
Stockholders’ equity	203,451	201,709

Total Liabilities and Stockholders’ Equity	$379,063	$369,079

LANCE, INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(in thousands)
(unaudited)

	For the 13 Weeks Ended
	April 1, 2006	March 26, 2005
Operating Activities:
Net income/(loss)	$(765)	$3,270

Depreciation and amortization	6,650	6,894
Gain on sale of property, net	110	56
Deferred income taxes	(165)	(1,114)
Changes in operating assets and liabilities	(9,899)	(13,053)

Net cash flows used in operating activities	(4,069)	(3,947)

Investing Activities:
Purchases of property and equipment	(9,855)	(7,023)
Proceeds from sale of property	1,383	518

Net cash used in investing activities	(8,472)	(6,505)

Financing Activities:
Dividends paid	(4,790)	(4,765)
Issuance of common stock, net	7,125	1,282
Net proceeds from revolving credit facilities	9,507	—

Net cash flow from/(used in) financing activities	11,842	(3,483)

Effect of exchange rate changes on cash	83	5

Decrease in cash and cash equivalents	(616)	(13,930)
Cash and cash equivalents at beginning of period	3,543	41,466

Cash and cash equivalents at end of period	$2,927	$27,536

LANCE, INC.
RECONCILIATION OF NON-GAAP MEASURES
(in thousands, except per-share amounts)
(unaudited)
Quarter Ended April 1, 2006

	Pretax	Net of	Per diluted
	Income	Income Tax	share
Income, including one time charges:	$(1,205)	$(765)	$(0.03)

One-time Tom’s acquisition related charges	1,674	1,063	0.04

Income, excluding one-time charges	$469	$298	$0.01